Exhibit 10.1

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

March 2010	$100,000

FEEL GOLF COMPANY INC.

15% Convertible Debenture

Due March , 2012

FOR VALUE RECEIVED, FEEL GOLF CO., INC., a California corporation (hereinafter called the "Borrower" or the "Company"), hereby promises to pay to Long Side Ventures LLC , a Florida limited liability company (the "Holder"), or order, without demand, the sum of ONE HUNDRED THOUSAND Dollars ($100,000), with simple interest accruing at the rate described below, on March 2012_(the "Maturity Date").

NOW THEREFORE, the following terms shall apply to this Note:

ARTICLE I

GENERAL PROVISIONS

1.1  Payments. The entire unpaid principal amount due under this Note (the "Principal") shall be due and payable on the Maturity Date. Interest on this Note (the "Interest") will be payable on the Maturity Date. Interest shall be payable in cash or, at the Holder's option, in shares of the Company's common stock, par value $0.0001 per share (the "Common Stock").

Upon any conversion in part by the Holder in accordance with Article II, the Holder and the Borrower shall in good faith recalculate the outstanding principal balance. Upon any full conversion by the Holder in accordance with Article II of all of the Interest and the Principal due hereunder, all of the Borrower's payment obligations shall terminate. All payments in respect of the indebtedness evidenced hereby shall be applied in the following order: to accrued Interest, Principal, and charges and expenses owing under or in connection with this Note.

If any payment of interest is paid in Common Stock, the number of shares issuable will be determined utilizing the conversion ratio as set forth in Article H. Notwithstanding the foregoing, the Company's right to pay this Note, including any Interest due thereunder, in shares of Common Stock upon the Maturity Date is subject to the condition that: (i) the Common Stock is trading on the Pink Sheets, OTC Bulletin Board, American Stock Exchange or Nasdaq; and (ii) there is an effective Registration Statement on the Maturity Date or the shares are otherwise eligible for resale pursuant to Rule 144.

1.2   Interest. Interest shall accrue on the outstanding principal balance hereof at an annual rate equal to fifteen percent (15%) from the date Principal was advanced in connection with this Note. Interest shall be calculated on the basis of a 360-day year and the actual number of days elapsed, to the extent permitted by applicable law. Interest hereunder will be paid to the Holder or its assignee in whose name this Note is registered on the records of the Borrower regarding registration and transfers of Notes (the "Note Register"). However, should the Company fail to timely file its periodic reports pursuant to the Securities Exchange Act of 1934, the interest rate shall increase to 20% per annum for that period when the Company's filings are not up-to-date. Additionally, failure to file an S-1 within 45 days of the date hereof shall result in the interest rate increasing to 20% per annum until such time that the S-1 is filed with the Securities and Exchange Commission.

1.3   Payment Grace Period. From and after the 10th day after an Event of Default under Section 3.1, the Interest Rate applicable to any unpaid amounts owed hereunder shall be increased to eighteen percent (18%) per annum.

1.4  Conversion Privileges. The conversion privileges set forth in Article II shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default. This Note shall be payable in full on the Maturity Date, unless previously converted into Common Stock in accordance with Article II hereof; provided, that if an. Event of Default has occurred, the Holder may elect to extend the Maturity Date by the amount of days of the pendency of the Event of Default.

1.5  Corporate Existence. So long as this Note remains outstanding, the Company shall not directly or indirectly consummate any merger, reorganization, restructuring, reverse stock split, consolidation, sale of all or substantially all of the Company's assets or any similar transaction or related transactions (each such transaction, a "Fundamental Change") where the Company is not the surviving entity unless, prior to the consummation a Fundamental Change, the Company shall have given the Holder not less than fourteen (14) days prior written notice to the Holder. In any such case, the Company grant the Holder the right to put this Note to the Company up to the time of the effectiveness of the Fundamental Change at 125% of the then outstanding Principal plus any unpaid and accrued Interest.

1.6.  Collateral. At the time of Closing the Company shall put into Escrow 30,000,000 shares of Company common stock in accordance with the Escrow Agreement attached hereto as Exhibit B.

This Note is subject to the following additional provisions:

ARTICLE H

CONVERSION RIGHTS AND REDEMPTION RIGHTS

The Holder shall have the right to convert the principal and accrued and unpaid interest due under this Note into Shares of the Borrower's Common Stock as set forth below.

2.1   Conversion into the Borrower's Common Stock.

(a) The Holder shall have the right from and after the date of the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note, and accrued Interest, at the election of the Holder (the date of giving of such notice of conversion being a "Conversion Date") into fully paid and non-assessable shares of Common Stock as such stock exists on the date of issuance of this Note (such shares, the "Conversion Shares"), or any shares of capital stock of Borrower into which such Common Stock shall hereafter be changed or reclassified (the "Other Securities"), at the conversion price as defined in Section 2.1(b) hereof (the "Conversion Price"), determined as provided herein. Upon delivery to the Borrower of a completed Notice of Conversion, a form of which is attached hereto as Exhibit A, Borrower shall issue and deliver to the Holder within three (3) business days from the Conversion Date (such third day being the "Delivery Date") that number of Conversion Shares for the portion of the Note converted in accordance with the foregoing. At the election of the Holder, the Borrower will deliver accrued but unpaid interest on the principal amount of the Note being converted in the manner provided in Section 1.1 through the Conversion Date directly to the Holder on or before the Delivery Date. The number of Conversion Shares to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of this Note and accrued interest to be converted, by the Conversion Price.

(b) Subject to adjustment as provided in Section 2.1(c) hereof, the Conversion Price per share shall be the higher of: (i) 50% of the average of the five lowest closing prices for the Company's stock during the previous 15 trading days: or (ii) $0.0001.

(c)The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1(a), shall be subject to adjustment from time to time upon the happening of the following certain events while this conversion right remains outstanding:

A.           Reorganization, Consolidation. Merger, etc.; Reclassification. In case at any time or from time to time, the Company shall, subject to Section 1.5 hereof, effect a Fundamental Change, then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made by the Company whereby the Holder of this Note, on the conversion hereof as provided in Article II, at any time after the consummation of such Fundamental Change, shall receive, in lieu of the Conversion Shares (or Other Securities) issuable on such conversion prior to such consummation or such effective date, the stock and other securities and property (including cash) to which such Holder would have been entitled upon such consummation of a Fundamental Change if such Holder had so converted this Note, immediately prior thereto, all subject to further adjustment thereafter as provided in Section 2.1(c)(E).

If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

B.            Dissolution. In the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, prior to such dissolution, shall at its expense deliver or cause to be delivered the stock and other securities and property (including cash, where applicable) receivable by the Holder of this Note after the effective date of such dissolution pursuant to this Article II to a bank or trust company (a "Trustee") having its principal office in New York, NY, as trustee for the Holder of the Notes.

C.            Continuation of Terms. Upon any Fundamental Change or transfer (and any dissolution following any transfer) referred to in this Article II, this Note shall continue in full force and effect and the terms hereof shall be applicable to the Other Securities and property receivable on the conversion of this Note after the consummation of such Fundamental Change or transfer or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Note as provided in Section 2.1(c)(E). In the event this Note does not continue in full force and effect after the consummation of the transaction described in this Article II, then only in such event will the Company's securities and property (including cash, where applicable) receivable by the Holder of this Note be delivered to the Trustee as contemplated by Section 2.1(c)(B).

D.            Share Issuance. If at any time this Note is outstanding the Company shall offer, issue or agree to issue any common stock or securities convertible into or exercisable for shares of common stock (or modify any of the foregoing which may be outstanding) to any person or entity at a price per share or conversion or exercise price per share which shall be less than the then applicable Conversion Price in respect of the Shares, without the consent of the Holders of this Note, except with respect to Excepted Issuances, then the Company shall issue, for each such occasion, additional shares of Common Stock to each Holder so that the average per share purchase price of the shares of Common Stock issued to the Holder (of only the Conversion Shares still owned by the Holder) is equal to such other lower price per share and the Conversion Price shall automatically be reduced to such other lower price per share. For the purposes hereof, "Excepted Issuances" means any offer, issuance or agreement to issue any common stock or securities convertible into or exercisable for shares of common stock (or modify any of the foregoing which may be outstanding) in connection with (i) full or partial consideration in connection with a strategic merger, consolidation or purchase of substantially all of the securities or assets of corporation or other entity, (ii) the Company's issuance of securities in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital, (iii) the Company's issuance of Common Stock or the issuance or grants of options to purchase Common Stock pursuant to the Company's stock option plans and employee stock purchase plans, (iv) the conversion of any of the Notes, (v) the payment of any interest on the Notes, and (vi) as has been described in the Reports filed with the Commission or delivered to the Holder prior to the issuance of this Note (collectively, the "Excepted Issuances"). The delivery to the Holder of the additional shares of Common Stock shall be not later than the closing date of the transaction giving rise to the requirement to issue additional shares of Common Stock. For purposes of the issuance and adjustment described in this paragraph, the issuance of any security of the Company carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in the issuance of the additional shares of Common Stock upon the issuance of such convertible security, warrant, right or option and again at any time upon any subsequent issuances of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the Conversion Price in effect upon such issuance. The rights of the Holder set forth in this Section 2.1 (c)(D), are in addition to any other rights the Holder has pursuant to this Note, any Transaction Document and any other agreement referred to or entered into in connection herewith.

E.            Extraordinary Events Regarding Common Stock. In the event that the Company shall (a) issue additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock, (b) subdivide its outstanding shares of Common Stock, or (c) subject to Section 1.5 hereof, combine its outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, then, in each such event, the Conversion Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Conversion Price then in effect. The Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 2.1(c)(E). The number of Conversion Shares that the Holder of this Note shall thereafter, on the conversion hereof as provided in Article II, be entitled to receive shall be adjusted to a number determined by multiplying the number of Conversion Shares that would otherwise (but for the provisions of this Section 2.1(c)(E)) be issuable on such conversion by a fraction of which (a) the numerator is the Conversion Price that would otherwise (but for the provisions of this Section 2.1(c)(E)) be in effect, and (b) the denominator is the Conversion Price in effect on the date of such conversion.

F.            Certificate as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock (or Other Securities) issuable on the conversion of the Notes, the Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of the Note and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or receivable by the Company for any additional shares of Common Stock (or Other Securities) issued or sold or deemed to have been issued or sold, (b) the number of shares of Common Stock (or Other Securities) outstanding or deemed to be outstanding, and (c) the Conversion Price and the number of Conversion Shares to be received upon conversion of this Note, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Note. The Company will forthwith mail a copy of each such certificate to the Holder of the Note and any transfer agent of the Company.

2.2   Method of Conversion. This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof and the Subscription Agreement. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid.

2.3   Issuance Below Par. The Parties hereto agree that the Delaware General Corporation Law allows for the issuance of conversion shares under this section even if such conversion price is less than the shares' stated par value, and that such shares shall be issued in response to a Conversion Request regardless of Conversion Price.

2.4   Intentionally Left Blank.

2.5   Conversion of Note.

(a) Upon the conversion of this Note or part thereof, the Company shall, at its own cost and expense, take all necessary action, including obtaining and delivering, an opinion of counsel to assure that the Company's transfer agent shall issue stock certificates in the name of Holder (or its nominee) or such other persons as designated by Holder and in such denominations to be specified at conversion representing the number of Conversion Shares issuable upon such conversion. The Company warrants that no instructions other than these instructions have been or will be given to the transfer agent of the Company's Common Stock and that, unless waived by the Holder, the Conversion Shares will be free-trading, and freely transferable, and will not contain a legend restricting the resale or transferability of the Conversion Shares provided the Conversion Shares are being sold pursuant to an effective registration statement covering the Conversion Shares or are otherwise exempt from registration.

(b) Subscriber will give notice of its decision to exercise its right to convert this Note or part thereof by telecopying an executed and completed Notice of Conversion (a form of which is attached as Exhibit A to the Note) to the Company via confirmed telecopier transmission or overnight courier or otherwise pursuant to Section 4.2 of this Note. The Subscriber will not be required to surrender this Note until this Note has been fully converted or satisfied, with each date on which a Notice of Conversion is telecopied to the Company in accordance with the provisions hereof shall be deemed a Conversion Date (as defined above). The Company will itself or cause the Company's transfer agent to transmit the Company's Common Stock certificates representing the Conversion Shares issuable upon conversion of this Note to the Subscriber via express courier for receipt by such Subscriber on or before the Delivery Date (as defined above). In the event the Conversion Shares are electronically transferable, then delivery of the Conversion Shares must be made by electronic transfer provided request for such electronic transfer has been made by the Subscriber and the Subscriber has complied with all applicable securities laws in connection with the sale of the Common Stock, including, without limitation, the prospectus delivery requirements. A Note representing the balance of this Note not so converted will be provided by the Company to the Subscriber if requested by Subscriber, provided the Subscriber delivers the original Note to the Company.

(c) The Company understands and agrees that a delay in the delivery of the Conversion Shares in the form required pursuant to Section 2.5(a) hereof, after the Delivery Date (as hereinafter defined) could result in economic loss to the Holder. As compensation to the Holder for such loss, the Company agrees to pay (as liquidated damages and not as a penalty) to the Holder for late issuance of Conversion Shares upon Conversion of the Note in the amount of $500 per business day after the Delivery Date for each $10,000 of Note principal amount being converted of the corresponding Conversion Shares which are not timely delivered. The Company shall pay any payments incurred under this Section in immediately available funds upon demand. Furthermore, in addition to any other remedies which may be available to the holder, in the event that the Company fails for any reason to effect delivery of the Conversion Shares by the Delivery Date the Holder will be entitled to revoke all or part of the relevant Notice of Conversion by delivery of a notice to such effect to the Company whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice, except that the liquidated damages described above shall be payable through the date notice of revocation or rescission is given to the Company.

(d) Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

2.6   Injunction Posting of Bond. In the event a Holder shall elect to convert a Note or part thereof in whole or in part, the Company may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, or for any other reason, unless an injunction from a court, on notice, restraining and or enjoining conversion of all or part of such Note shall have been sought and obtained by the Company and the Company has posted a surety bond for the benefit of such Holder in the amount of 120% of the amount of the Note, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent Holder obtains judgment.

2.7   Optional Redemption.

(a)Provided that the Company has a number of authorized but unissued shares of Common Stock sufficient for the issuance of all Conversion Shares underlying the remaining principal amount of this Note, such Common Stock is listed or quoted (and is not suspended from trading) on the Principal Market and such shares of Common Stock are approved for listing on such Principal Market upon issuance if applicable, such Common Stock is registered for resale under the Registration Statement and the prospectus under such Registration Statement is available for the sale of all Registrable Securities held by the Subscriber, such issuance would be permitted in full without violating Section 2.3 herein or the rules or regulations of any trading market on which such Common Stock may be listed or quoted, and both immediately before and after giving effect thereto, no Event of Default under the Subscription Agreement or this Note shall or would exist, the Borrower will have the option of prepaying the outstanding principal amount of this Note ("Optional Redemption"), in whole or in part, together with interest accrued thereon, by paying to the Holder a sum of money equal to one hundred fifty percent (150%) of the principal amount to be redeemed, together with accrued but unpaid interest thereon and interest that will accrue until the actual repayment date and any and all other sums due, accrued or payable to the Holder arising under the Note, the Subscription Agreement or any Transaction Document (the "Redemption Amount") on the day written notice of redemption (the "Notice of Redemption") is given to the Holder. The Notice of Redemption shall specify the date for such Optional Redemption (the "Redemption Payment Date"), which date shall be not less than five (5) business days after the date of the Notice of Redemption (the "Redemption Period"). A Notice of Redemption shall not be effective with respect to any portion of this Note for which the Holder has a pending election to convert, or for Conversion Notices given by the Holder prior to the Redemption Payment Date. On the Redemption Payment Date, the Redemption Amount shall be paid in good funds to the Holder. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then (i) such Notice of Redemption will be null and void, (ii) Borrower will have no further right to deliver another Notice of Redemption, and (iii) Borrower's failure may be deemed by Holder to be a non-curable Event of Default.

2.8   Mandatory Redemption at Subscriber's Election. In the event the Company is prohibited from issuing Conversion Shares, or fails to timely deliver Shares on a Delivery Date, or upon the occurrence of any other Event of Default (as defined in this Note or in the Subscription Agreement) or for any reason other than pursuant to the limitations set forth in Section 2.3 hereof, then at the Subscriber's election, the Company must pay to the Subscriber ten (10) business days after request by the Subscriber, at the Subscriber's election, a sum of money in immediately available terms equal to the greater of (i) the product of the outstanding principal amount of the Note designated by the Subscriber multiplied by 120%, or (ii) the product of the number of Conversion Shares otherwise deliverable upon conversion of an amount of Note principal and/or interest designated by the Subscriber (with the date of giving of such designation being a "Deemed Conversion Date") at the then Conversion Price that would be in effect on the Deemed Conversion Date multiplied by the average of the closing bid prices for the Common Stock for the five consecutive trading days preceding either: (1) the date the Company becomes obligated to pay the Mandatory Redemption Payment, or (2) the date on which the Mandatory Redemption Payment is made in full, whichever is greater, together with accrued but unpaid interest thereon and any liquidated damages then payable ("Mandatory Redemption Payment"). The Mandatory Redemption Payment must be received by the Subscriber on the same date as the Company Shares otherwise deliverable or within ten (10) business days after request, whichever is sooner ("Mandatory Redemption Payment Date"). Upon receipt of the Mandatory Redemption Payment, the corresponding Note principal and interest will be deemed paid and no longer outstanding. Liquidated damages calculated pursuant to Section 2.5(c) hereof, that have been paid or accrued for the twenty (20) day period prior to the actual receipt of the Mandatory Redemption Payment by the Subscriber shall be credited against the Mandatory Redemption Payment.

2.9   Buy-In. In addition to any other rights available to the Subscriber, but without any duplicative recovery by the Subscriber, if the Company fails to deliver to the Subscriber the Conversion Shares issuable upon conversion of this Note by the Delivery Date and if after five (5) business days after the Delivery Date the Subscriber purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Subscriber of the Common Stock which the Subscriber was entitled to receive upon such conversion (a "Buy-In"), then the Company shall pay in cash to the Subscriber (in addition to any remedies available to or elected by the Subscriber) the amount by which (A) the Subscriber's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate principal and/or interest amount of the Note for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if the Subscriber purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 of note principal and/or interest, the Company shall be required to pay the Subscriber $1,000, plus interest. The Subscriber shall provide the Company written notice indicating the amounts payable to the Subscriber in respect of the Buy-In.

2.10  Reservation. During the period the conversion right exists, Borrower will reserve from its authorized and unissued Common Stock a number of shares of Common Stock equal to 150% of the amount of Common Stock issuable upon the full conversion of this Note. Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

2.11  Maximum Conversion

(a) Notwithstanding anything to the contrary contained herein, the number of Conversion Shares that may be acquired by the Holder upon conversion of this Note (or otherwise in respect hereof) shall be limited to the extent necessary to ensure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such HOlder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder's for purposes of Section 13(d) of the 1934 Act, does not exceed 4.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. By written notice to the Company, a Subscriber may waive the provisions of this Section 2.3(a) as to itself but any such waiver will not be effective until the 60 day after delivery thereof and such waiver shall have no effect on any other Subscriber.

(b) Notwithstanding anything to the contrary contained herein, the number of Conversion Shares that may be acquired by the Holder upon conversion of this Note (or otherwise in respect hereof) shall be limited to the extent necessary to ensure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder's for purposes of Section 13(d) of the 1934 Act, does not exceed 9.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. This provision may not be waived.

2.12  Short sales. The Holder shall not sell short the common shares of the Company without first having sent a conversion request to the Company or having such shares available to cover such short sale prior to entering into such short sate.

ARTICLE III

EVENTS OF DEFAULT

An "Event of Default," wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

3.1   Failure to Pay Principal or Interest. The Borrower fails to pay any installment of Principal, Interest or other sum due under this Note when due.

3.2   Breach of Covenant. The Borrower breaches any other covenant or other term or condition of the Subscription Agreement or this Note in any material respect and such breach, if subject to cure, continues for a period of ten (10) business days after written notice to the Borrower from the Holder.

3.3   Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein, in the Subscription Agreement, or in any agreement, statement or certificate given in writing pursuant hereto or in connection therewith shall be false or misleading in any material respect as of the date made and the Closing Date.

3.4   Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

3.5   Judgments. Any money judgment, writ or similar final process shall be entered or filed against Borrower or any of its property or other assets for more than $1,000,000, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days.

3.6   Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower and if instituted against Borrower are not dismissed within thirty (30) days of initiation.

3.7   Non-Payment. A default by the Borrower under any one or more obligations in an aggregate monetary amount in excess of $200,000 for more than forty-five (45) days after the due date.

3.8   Stop Trade. An SEC or judicial stop trade order or Principal Market trading suspension that lasts for five or more consecutive trading days.

3.9   Failure to Deliver Common Stock or Replacement Note. Borrower's failure to timely deliver Common Stock to the Holder pursuant to and in the time required by this Note.

3.10  Failure to Timely File. Borrower's failure to timely file its periodic reports required pursuant to the Securities Exchange Act of 1934 (including such additional time as allowed under rule 12b-25) shall be a default hereunder and shall trigger an increase in the annual interest rate as set forth above.

3.11  Reverse Splits. The Borrower effectuates a reverse split of its Common Stock without the prior written consent of at least two-thirds (2/3rds) of the Holders.

3.12  Reservation Default. Failure by the Borrower to have reserve for issuance upon conversion of the Note the amount of Common stock as set forth in the Subscription Agreement.

3.13  Cross Default. A default by the Borrower of a material term, covenant, warranty or undertaking of any other agreement to which the Borrower and Holder are parties.

3.14  Change in Control. A change in control of the Company without at least fourteen (14) days prior written notice to Holder. A change in control shall mean that more than 30% of the shares of common stock are consolidated in one person or entity so that the person or entity (other than any one or more of the Holders) may control the election of the board of directors or the passage of a proposal that would normally require a shareholder vote without such shareholder vote and that such person or entity was not a holder of shares of the Company at the date of execution hereof.

3.15  Asset Sales. Any instance, undertaken without written consent of the Holder, whereby the Company or any of its subsidiaries, sells, transfers, leases or otherwise disposes (including pursuant to a merger) of substantially all of the Company's assets, including any asset constituting an equity interest in any other person, except sales, transfers, leases and other dispositions of inventory, used, obsolete or surplus equipment or other property, in each case in the ordinary course of the Company's business and consistent with past practice.

3.16  Delisting. Delisting of the Common Stock from the American Stock Exchange or such other Principal Market, including the Over-the-Counter Bulletin Board, on which the Common Stock is then listed or quoted for trading.

During the time that any portion of this Note is outstanding, if any Event of Default has occurred, the remaining principal amount of this Note, together with interest and other amounts owing in respect hereof, to the date of acceleration shall become, at the Holder's election, immediately due and payable in cash, provided however, the Holder may request (but shall have no obligation to request) payment of such amounts in Common Stock of the Borrower. In addition to any other remedies, the Holder shall have the right (but not the obligation) to convert this Note at any time after (x) an Event of Default or (y) the Maturity Date at the Conversion Price then in-effect. The Holder need not provide and the Borrower hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. Upon an Event of Default, notwithstanding any other provision of this Note or any Transaction Document, the Holder shall have no obligation to comply with or adhere to any limitations, if any, on the conversion of this Note or the sale of the Conversion Shares, Shares or Other Securities,

ARTICLE IV

MISCELLANEOUS

4.1   Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2   Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Borrower to: Feel Golf Company Inc., 1354-T Dayton Street Salinas, CA, telecopier number: ( ) - , and (ii) if to the Holder, to Long Side Ventures LLC, attention Ben Kaplan, 1800 S. Ocean Dr., PH2, Hallandale Beach, FL 33009, with a copy to Jonathan D. Leinwand PA, 17501 Biscayne Blvd., Suite 430, Aventura, FL 33160, Telecopier (954) 252-4265.

4.3   Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4   Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

4.5   Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

4.6   Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Florida. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Florida or in the federal courts located in the state of Florida located in Broward County, Florida. Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

4.7   Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

4.8   Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES' ACCEPTANCE OF THIS AGREEMENT.

4.9   Redemption. This Note may not be redeemed or paid without the consent of the Holder except as described in this Note or in the Subscription Agreement.

4.10  Shareholder Status. The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note. However, the Holder will have all the rights of a shareholder of the Borrower with respect to the shares of Common Stock to be received by Holder after delivery by the Holder of a Conversion Notice to the Borrower.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the 19th day of March, 2010.

FEEL GOLF COMPANY INC.

By:	/s/ Lee Miller
Name: Lee Miller
Title: CEO

Exhibit A

NOTICE OF CONVERSION
(To be executed by the Holder in order to Convert the Note)

TO:

The undersigned hereby irrevocably elects to convert $         of the principal amount of the above Note into Shares of Common Stock of Feel Golf Company Inc., according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:

Applicable Conversion Price: Signature:

Name:

Address:

Amount to be converted:	$

Amount of Note unconverted:	$

Conversion Price per share:	$

Number of shares to be issued:

Amount of Interest Converted:	$

Conversion Price per share:	$

Number of shares of to be issued:

Please issue the shares of to:

Issue to:

Authorized Signature:

Name:

Title:

Phone Number:

Broker DTC Participant Code:

Account Number: